 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 22, 2014
Date of report (Date of earliest event reported)

Amyris, Inc.
(Exact name of registrant as specified in its charter)
_______________________

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this report under the heading “Indenture,” is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms and conditions of the Notes and the Indenture described in Item 8.01 of this report are incorporated herein by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in Item 8.01 of this report under the headings “Purchase Agreement” and “Indenture” is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

Purchase Agreement

On May 22, 2014, Amyris, Inc. (“Amyris”) entered into a Purchase Agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC, as the initial purchaser ( the “Initial Purchaser”), relating to the sale of $75.0 million aggregate principal amount of its 6.50% Convertible Senior Notes due 2019 (the “Notes”) to the Initial Purchaser in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for initial resale by the Initial Purchaser to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. Amyris relied on these exemptions from registration based in part on representations made by the Initial Purchaser. In addition, Amyris granted the Initial Purchaser an option to purchase up to an additional $15.0 million aggregate principal amount of Notes, which option may be exercised for 30 days after the date of the Purchase Agreement. The Purchase Agreement includes customary representations, warranties and covenants by Amyris. Under the terms of the Purchase Agreement, Amyris has agreed to customary indemnification of the Initial Purchaser against certain liabilities. The Notes and the shares of Amyris’ common stock (“Common Stock”) issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The net proceeds from the offering of the Notes were approximately $71.5 million (or approximately $85.9 million if the Initial Purchaser exercises its option to purchase additional notes in full) after payment of the Initial Purchaser’s discounts and estimated offering expenses.  Amyris expects to use the net proceeds from the offering for general corporate purposes, which may include potential collaborative arrangements and other strategic transactions and acquisitions.  Amyris has no agreements or understandings with respect to any such collaborative arrangements or strategic transactions at this time.  In addition, in connection with obtaining a waiver from one of its existing investors, Total Energies Nouvelles Activités USA (“Total”), of its preexisting contractual right to exchange certain senior secured convertible notes previously issued by Amyris for new notes issued in the offering, Amyris has used approximately $9.7 million of the net proceeds to repay such amount of previously issued notes, with approximately $9.7 million representing the amount of notes purchased by Total from the Initial Purchaser.

Indenture

The Notes were issued pursuant to an Indenture, dated as of May 29, 2014 (the “Indenture”), between Amyris and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes are unsecured, unsubordinated obligations of Amyris and interest will be payable semiannually in cash at a rate of 6.50% per annum on each May 15 and November 15, beginning on November 15, 2014. The Notes will mature on May 15, 2019, unless purchased or converted in accordance with their terms prior to such date.

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately. The following events are considered “events of default,” which may result in acceleration of the maturity of the Notes:

(1) default by Amyris in any payment of interest on any Notes when due and payable and such default continues for a period of 30 days;

(2) default by Amyris in the payment of the principal amount of any Note when due and payable on the maturity date, upon required purchase in connection with a fundamental change, upon declaration of acceleration or otherwise;

(3) failure by Amyris to comply with its obligation to convert the Notes in accordance with this Indenture upon exercise of a holder’s conversion right, including the delivery of shares of Common Stock and Early Conversion Payment (as defined in the Indenture), if applicable, and such failure continues for a period of three business days;

(4) failure by Amyris to provide the fundamental change notice to holders at the time and in the manner provided in the Indenture and such failure continues for five business days;

(5) failure by Amyris to comply with its obligations under the Indenture with respect to consolidation, merger or sale of assets of Amyris;

(6) failure by Amyris for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any other agreements contained in the Notes or Indenture;

(7) default by Amyris or any of its subsidiaries with respect to any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed (or the payment of which is guaranteed by Amyris or any of its subsidiaries), whether such indebtedness or guarantee now exists, or shall hereafter be created, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default or (ii) results in the acceleration of such indebtedness prior to its express maturity, and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness that has not been paid when due, or the maturity of which has been so accelerated, aggregates $10,000,000 or more;

(8) a final judgment for the payment of $10,000,000 or more (excluding any amounts covered by insurance or bond) rendered against Amyris or any of its subsidiaries by a court of competent jurisdiction, which judgment is not discharged, stayed, vacated, paid or otherwise satisfied within 30 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(9) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of Amyris or any of its significant subsidiaries of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law, (ii) a decree or order adjudging Amyris or any of its significant subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Amyris or any of its significant subsidiaries under any applicable federal, state or foreign law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of t Amyris or any of its significant subsidiaries of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; and

(10) the commencement by Amyris or any of its significant subsidiaries of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of Amyris or any of its significant subsidiaries in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Amyris or any of its significant subsidiaries or of any substantial part of such entity’s property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Amyris or any of its significant subsidiaries in furtherance of any such action.

Upon conversion, the Notes will be settled in shares of Common Stock. The Notes will have an initial conversion rate of 267.0370 shares of Common Stock per $1,000 principal amount of Notes (which is subject to adjustment in certain circumstances). This represents an initial effective conversion price of approximately $3.74 per share. At any time until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Notes at the then applicable conversion rate.

Holders of the Notes who convert their Notes in connection with a make-whole fundamental change (as defined in the Indenture) will, under certain circumstances, be entitled to an increase in the conversion rate. Additionally, in the event of a fundamental change (as defined in the Indenture), holders of the Notes may require Amyris to purchase all or a portion of their Notes at a price equal to 100% of the principal amount of Notes, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

With respect to any conversion on or after May 15, 2015, in the event that the last reported sale price of Amyris’ common stock for 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending within five trading days immediately prior to the date Amyris receives a notice of conversion exceeds the conversion price in effect on each such trading day, the holders, in addition to the shares deliverable upon conversion, will be entitled to receive a cash payment equal to the present value of the remaining scheduled payments of interest that would have been made on the notes being converted from the earlier for the date that is three years after the date Amyris receive such notice of conversion and maturity. Holders of the Notes who convert their Notes in connection with a make-whole fundamental change will not be entitled to such a cash payment, but shall receive additional shares, pursuant to the terms of the Indenture.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Notes contained in this Form 8-K is qualified in its entirety by reference to the Indenture.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
4.1	Indenture, dated as of May 29, 2014 between Amyris and Wells Fargo Bank, National Association, as Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amyris, Inc.

Date: May 29, 2014	By:	/s/ Nicholas Khadder
Nicholas Khadder SVP and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Indenture, dated as of May 29, 2014 between Amyris and Wells Fargo Bank, National Association, as Trustee.